Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Rayonier Inc. and subsidiaries (the “Company”) for the registration of debt securities, guarantees, shares of common stock, shares of preferred stock and warrants and to the incorporation by reference therein of our reports dated March 2, 2015, with respect to the consolidated financial statements and schedule of the Company, and the effectiveness of internal control over financial reporting of the Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants
Jacksonville, Florida
April 29, 2015

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